NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	3:00 P.M., Central Daylight Time, Friday, May 24, 2013

PLACE	Old Republic Building 22nd Floor Conference Center 307 N. Michigan Avenue Chicago, Illinois 60601

ITEMS OF BUSINESS	• To elect three members of the Class 2 Board of Directors, each for a term of three years.

• To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2013.
• To have an advisory vote concerning the Company’s executive compensation.
• To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	You can vote if you are a shareholder of record on March 28, 2013.

ANNUAL REPORT TO SHAREHOLDERS
Our annual report to shareholders for the year 2012 is printed together with this proxy statement. The Company’s Forms 10-K, 10-Q and other reports to shareholders may be accessed through our website at www.oldrepublic.com or by writing to Investor Relations at the Company address.

PROXY VOTING	It is important that your shares be represented and voted at the Meeting. You can vote your shares by completing and returning your proxy card or by voting on the Internet or by telephone.

April 15, 2013	By order of the Board of Directors
Spencer LeRoy III Senior Vice President, General Counsel and Secretary

Page No.	Table of Contents
1	General Information
1	Voting Procedures
2	Householding of Proxies
2	Shareholder Proposals for the 2014 Annual Meeting
2	Other Matters for the Shareholder Meeting
2	Expenses of Solicitation
2	Principal Holders of Securities
3	Beneficial Owners’ and Directors’ and Executive Officers’ Ownership Table
4	Item 1: Election of Directors
4	Nominees
5	Continuing Directors
6	Board of Directors’ Recommendation
6	Corporate Governance
6	Overview
6	Leadership Structure and Risk Management
7	Board of Directors’ Responsibilities and Independence
9	Procedures for the Approval of Related Person Transactions
9	The Board and its Committees
9	Board and Committee Membership
10	Audit Committee
10	Compensation Committee
11	Executive Committee
11	Governance and Nominating Committee
12	Shareholder Communication with the Board
12	Item 2: Ratification of the Selection of an Independent Registered Public Accounting Firm
12	External Audit Services
13	Board of Directors’ Recommendation
13	Audit Committee Report for 2012
14	Compensation Matters
14	Compensation Committee Report for 2012
14	Compensation Committee Interlocks and Insider Participation
14	Directors’ Compensation
15	Compensation Discussion and Analysis
15	Compensation Philosophy and Objectives
16	Executive Performance Considered when Making Compensation Decisions
16	Elements of Compensation and the Factors and Rationale in Determining Compensation Amounts
17	Summary Compensation Table
18	Annual Salary
18	Incentive Awards and Bonuses
18	Performance Recognition Plans
20	Nonqualified Deferred Compensation
20	Stock Option Awards
21	Stock Option Grants and Exercises
21	Stock Option Grants
21	Exercises of Stock Options
21	Equity Compensation Plan Status as of Year End 2012
22	Outstanding Equity Awards at Year End 2012
23	Pension Plans
24	Pension Benefits
24	Employee Savings and Stock Ownership Plan
25	Other Benefits
25	Item 3: Vote on Executive Compensation
25	Background
25	2012 Executive Compensation Vote
25	Proposed Resolution
26	Vote Required
26	Board of Directors’ Recommendation
26	Other Information
26	Section 16(a) Beneficial Ownership Reporting Compliance
26	Change of Control, Severance or Retirement
26	Financial Restatement
26	Tax Deductibility of Compensation
27	Stock Ownership Guidelines

(ii)

Proxy Statement
OLD REPUBLIC INTERNATIONAL CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
May 24, 2013

GENERAL INFORMATION

This proxy statement is being furnished to the shareholders of Old Republic International Corporation, a Delaware insurance holding corporation (together with its subsidiaries, the "Company", “Old Republic” or “ORI”), 307 North Michigan Avenue, Chicago, Illinois 60601, in connection with the solicitation of proxies by its Board of Directors for use at the annual meeting of shareholders to be held on May 24, 2013 and any adjournments thereof. The approximate date on which this proxy statement and the accompanying proxy are first being sent to the shareholders is April 15, 2013.

The proxy may be revoked at any time before it is voted by written notification addressed to the persons named therein as proxies, and mailed or delivered to the Company at the above address. All shares represented by effective proxies will be voted at the meeting and at any adjournments thereof.

If the enclosed proxy is properly executed and returned in time for voting, the shares represented thereby will be voted as indicated thereon. If no specification is made, the proxy will be voted by the proxy committee for the election of the director nominees named below (or substitutes thereof if any nominees are unable or refuse to serve); for the selection of the Company’s independent registered public accounting firm; for the advisory vote concerning the Company’s executive compensation as recommended by the Board of Directors; and in its discretion upon any other matters which may properly come before the meeting.

The Company has one class of voting stock outstanding, Common Stock, $1.00 par value per share ("Common Stock"). On January 31, 2013 there were 259,490,089 shares of Common Stock outstanding and entitled to one vote each on all matters considered at the meeting. Shareholders of record as of the close of business on March 28, 2013 are entitled to notice of and to vote at the meeting. There are no cumulative voting rights with respect to the election of directors.

VOTING PROCEDURES

The Company’s Certificate of Incorporation and By-laws do not proscribe any voting procedures. Therefore, the General Corporation Law of the State of Delaware applies and specifies that unless the corporation's Certificate of Incorporation or By-laws provide otherwise, votes on matters presented at Shareholders’ Meetings are decided as follows: (1) directors are elected by a plurality of the shares present in person or by proxy at the meeting and entitled to vote, (2) amendments to the Company’s Certificate of Incorporation are determined by the affirmative vote of the majority of shares outstanding and entitled to vote, and (3) all other matters are determined by the affirmative vote of the majority of shares present in person or by proxy at the meeting and entitled to vote. The regulation concerning the frequency of voting on executive compensation matters requires that the shareholders have the ability to select the interval for advisory votes on executive compensation. The shareholders of the Company recommended at its 2012 meeting and the Board of Directors concurred in having annual votes on executive compensation.

Under Delaware law, the votes at the Company's Annual Shareholders’ Meeting will be counted by the inspectors of election appointed by the Chairman at the meeting. The inspectors are charged with ascertaining the number of shares outstanding, the number of shares present, whether in person or by proxy, and the validity of all proxies. The inspectors are entitled to rule on any voting challenges and are responsible for the tabulation of the voting results.

A quorum for the Company’s Annual Shareholders’ Meeting is one third of the shares outstanding and entitled to vote appearing in person or by proxy at the meeting. Under Delaware law, abstentions are counted in determining the quorum of the meeting and as having voted on any proposal on which an abstention is voted. Therefore, on those proposals which require a plurality vote of the shares entitled to vote in person or by proxy at the meeting the vote of an abstention has no effect. However, on those proposals which require an affirmative vote of the majority of shares present in person or by proxy at the meeting the vote of an abstention has the effect of a vote against the proposal.

Shares beneficially owned but registered in the name of a broker or bank will be counted for the determination of a quorum for the meeting if there is a discretionary voting item on the meeting agenda within the meaning of section 402.08 of the New York Stock Exchange (“NYSE”) listed company manual. If the broker or bank does not vote these shares (a “non-vote”), they will not be counted as having voted on the proposal. Therefore, on those proposals which require a plurality or a majority vote of the shares at the meeting that are entitled to vote, a non-vote will have no effect. However, on those proposals which require an affirmative vote of the majority of the shares outstanding who are entitled to vote, a non-vote has the effect of a vote against the proposal. If there are no discretionary voting items on the meeting agenda, shares beneficially held in the name of a broker or bank shall not be counted in determining a quorum. This year Item 2 is a discretionary voting item.

Shareholders can simplify their voting and save Old Republic expense by voting by telephone or by Internet. If you vote by telephone or Internet, you need not mail back your proxy card. Telephone and Internet voting information is provided on your proxy card. A Control Number, located on the proxy card, is designed to verify your identity and allow you to vote your shares and confirm that your voting instructions have been properly recorded. If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from that firm. To revoke a proxy given, or change your vote cast, by telephone or Internet, you must do so by following the directions on your proxy card, provided such changes are made by 12:01 AM, Eastern Daylight Time on May 23, 2013.

HOUSEHOLDING OF PROXIES

The Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more shareholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers who distribute annual reports and proxy materials may deliver a single annual report and/or proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive promptly at any time a separate copy of our annual report or proxy statement by sending a written request to the Company at the above address, attention Investor Relations, or by visiting our website, www.oldrepublic.com and downloading this material.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and proxy statement in the future, please notify your broker if your shares are held in a brokerage account, or if you hold registered shares, the Company’s transfer agent, Wells Fargo Shareholder Services, P.O. Box 64874, St. Paul, MN 55075, phone number 800-468-9716.

SHAREHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

In order for a proposal by a shareholder of the Company to be included in the Company's proxy statement and form of proxy for the 2014 Annual Meeting of Shareholders, the proposal must be received by the Company no later than 120 days before the anniversary date of the Company’s last proxy statement (December 11).

OTHER MATTERS FOR THE SHAREHOLDER MEETING

The Company knows of no matters, other than those referred to herein, which will be presented at the meeting. If, however, any other appropriate business should properly be presented at the meeting, the proxies named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

EXPENSES OF SOLICITATION

All expenses incident to the solicitation of proxies by the Company will be paid by the Company. In addition to solicitation by mail, the Company has retained D. F. King & Company of New York City, to assist in the solicitation of proxies. Fees for this solicitation are expected to be approximately $9,000. The Company intends to reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held of record by such persons. In a limited number of instances, regular employees of the Company may solicit proxies in person or by telephone.

PRINCIPAL HOLDERS OF SECURITIES

The following tabulation shows with respect to (i) each person who is known to be the beneficial owner of more than 5% of the Common Stock of the Company; (ii) each director and Executive Officer of the Company (including nominees); and (iii) all directors and Executive Officers, as a group: (a) the total number of shares of Common Stock beneficially owned as of March 15, 2013, except as otherwise noted, and (b) the percent of the class of stock so owned as of the same date:

		Amount and
		Nature of		Percent
	Name of	Beneficial		Of
Title of Class	Beneficial Owner	Ownership		Class(*)

Common Stock	Loomis Sayles & Co., L.P.	26,562,637	(1)	9.3
Shareholders’ beneficial ownership	One Financial Center
of more than 5% of the Common	Boston, Massachusetts 02111
Stock
	State Street Corporation	19,221,788	(1)	7.4
	State Street Financial Center
	One Lincoln Street
	Boston, Massachusetts 02111

	Capital Research Global Investors	15,805,000	(1)	6.1
	333 South Hope Street
	Los Angeles, California 90071

	BlackRock, Inc.	15,114,121	(1)	5.8
	40 East 52nd Street
	New York, NY 10022

	Old Republic International Corporation	14,619,686	(2)	5.6
	Employees Savings and Stock Ownership
	Trust
	307 N. Michigan Avenue
	Chicago, Illinois 60601

	Franklin Resources, Inc.	13,846,567	(1)	5.3
	One Franklin Parkway
	San Mateo, California 94403-1906

	FMR LLC	13,077,157	(1)	5.0
	82 Devonshire Street
	Boston, Massachusetts 02109

		Shares	Shares Held	Other Shares			Percent
	Name of	To Stock	By Employee	Beneficially			Of
Common Stock	Beneficial Owner	Options(*)	Plans(*)(2)(3)	Owned(*)	Total		Class(*)

Directors’ and	Harrington Bischof	-	-	20,239	20,239	(4)	**
Executive Officers’	Jimmy A. Dew	-	120,866	737,658	858,524	(5)	0.3
(including	John M. Dixon	-	-	19,579	19,579		**
nominees)	James C. Hellauer	-	-	36,000	36,000		**
beneficial	James A. Kellogg	223,500	51,485	385,636	660,621		0.3
ownership	Leo E. Knight, Jr.	-	-	14,500	14,500		**
	Karl W. Mueller	177,125	9,877	8,076	195,078		**
	Christopher S. Nard	440,475	13,650	28,816	482,941		0.2
	R. Scott Rager	219,350	53,448	2,500	275,298		0.1
	Arnold L. Steiner	-	-	826,438	826,438	(6)	0.3
	Fredricka Taubitz	-	-	19,000	19,000		**
	Charles F. Titterton	-	-	21,587	21,587	(7)	**
	Dennis Van Mieghem	-	-	17,050	17,050	(8)	**
	Steven R. Walker	-	-	42,500	42,500	(9)	**
	Rande K. Yeager	112,900	27,568	9,688	150,156		**
	Aldo C. Zucaro	971,375	478,690	1,230,500	2,680,565		1.0

	Directors and Executive	2,230,201	802,424	3,436,517	6,469,142		2.5
	Officers, as a group (17)

*
Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. None of the options shown for Executive Officers were exercised prior to the Company’s record date and therefore are not eligible to vote at the Annual Shareholders’ Meeting The option shares that lapsed without value on March 19, 2013 are excluded.

**	Less than one-tenth of one percent.

(1)
Reflects the number of shares shown in the most recent Schedule 13G filings with the SEC through February 15, 2013. Loomis Sayles & Co., L.P. (“Loomis”) reports that it would have sole voting power and shared voting power for 26,204,544 and 6,118 shares, respectively, and sole dispositive power for 26,562,637 shares.  Loomis filed this report because of its ownership of Old Republic’s 3.75% Convertible Senior Notes due March 15, 2018.  These Notes are currently not “in the money” and were not converted to Common Stock prior to the Company’s record date of March 28, 2013.  Therefore, Loomis will not be eligible to vote these shares at the Company’s Annual Shareholders’ Meeting on May 24, 2013.  State Street Corporation reports it has no sole voting or dispositive power but shared voting and dispositive power for 19,221,788 shares; Capital Research Global Investors reports it has sole voting and dispositive power for 15,805,000 shares; BlackRock, Inc. reports sole voting and dispositive power for all shares shown; Franklin Resources, Inc. through Franklin Advisory Services, LLC has sole voting and sole dispositive power for 13,496,062 and 13,776,062 shares, respectively, and  the remaining voting and dispositive powers rests with other Franklin affiliates, there is no shared voting or dispositive power outside the group; and FMR LLC reports it has sole voting power and dispositive powers for 2,000 and 13,077,157 shares and no shared voting or dispositive powers.

(2)
Reflects the number of shares held as of December 31, 2012. Under the terms of the Old Republic International Corporation Employees Savings and Stock Ownership Plan (“ESSOP”), a participant is entitled to vote the Company stock held by the ESSOP, the shares of which have been allocated to the participant's account. The Executive Committee of the Company, pursuant to the ESSOP, is authorized to vote the Company stock held by the ESSOP until such time as the shares of such stock have been allocated to a participant's account or where a participant fails to exercise his or her voting rights. Additionally, the Executive Committee may be deemed to have sole investment power with respect to unallocated stock and shared power for allocated stock held by the ESSOP. The Executive Committee is composed of Messrs. Bischof, Dixon, Knight, Steiner and Zucaro. The Trustees for the Trust established by the ESSOP are Messrs. LeRoy, Mueller, Rager and Zucaro. In addition to the ESSOP, the Old Republic International Employees Retirement Plan and two other retirement plans of subsidiaries hold an aggregate of 2,280,000 shares of the Company’s stock, not included in this table, for which the voting of these shares is controlled, directly or indirectly in a fiduciary capacity, by the Executive Committee. American Business & Mercantile Insurance Mutual, Inc. (“AB&M”) and its subsidiary Inter Capital Group, Inc. own 1,759,269 shares of the Company’s stock, not included in this table. AB&M’s directors and senior officers are Executive Officers of the Company. The trustees of the 401k Plan of the PMA Companies, Inc. own 76,613 shares of the Company stock which are not included in this table.

(3)
Includes only the shares that have been allocated to the employer matching and employee savings accounts of the director or Executive Officer as a participant in the ESSOP or other Profit Sharing Plans sponsored by subsidiaries. Excludes those shares for which the director or Executive Officer may be deemed to have investment and voting power as a result of being a member of the Executive Committee. These numbers include shares of the Company’s stock held by the RMIC Profit Sharing Plan for Mr. Dew and shares of the Company’s stock held by the Great West Casualty Corporation Profit Sharing Plan for Mr. Rager.

(4)	Includes 8,437 shares held in an IRA trust for Mr. Bischof’s benefit.
(5)
Includes 209,471 shares owned by Mr. Dew's wife. At year end 2012, all 310,000 shares of Mr. Dew’s previously vested but unexercised options lapsed without value.  On March 8, 2013, Mr. Dew rolled over all of his Old Republic ESSOP shares (93,682) into an IRA trust.

(6)
Includes 270,237 shares owned by Mr. Steiner directly, 465,000 shares held in trust for Mr. Steiner's children, for which he is a co-trustee, and 91,201 shares held by the Steiner Foundation for which Mr. Steiner disclaims beneficial ownership.

(7)	Includes 5,549 shares held in IRA and SEP-IRA trusts for Mr. Titterton’s benefit.
(8)	Includes 1,250 shares owned by Mr. Van Mieghem’s wife and 9,125 shares held in an IRA trust for Mr. Van Mieghem’s benefit.
(9)	Includes 22,500 shares held in IRA and SEP-IRA trusts for Mr. Walker’s benefit and 16,000 shares held by his wife.

ITEM 1 ELECTION OF DIRECTORS

The following table lists all nominees and continuing directors of the Company. Three Class 2 directors are to be elected to hold office for a term of three years and until their successors are elected and qualified. All of the nominees are current directors standing for re-election. It is intended that, in the absence of contrary specifications, votes will be cast pursuant to the enclosed proxies for the election of such nominees. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended, in the absence of contrary specifications, that the proxies will be voted for the balance of those named and for a substitute nominee or nominees. However, the Company does not expect such an occurrence. All of the nominees have consented to be slated and to serve as directors if elected.

Given the reasons and background information cited next to each director’s name below, the Board of Directors believes that each of the nominees and its other members are eminently qualified to serve Old Republic’s shareholders and other stakeholders.

		Positions with Company, Business Experience and
Name	Age	Qualifications
Nominees for Election

CLASS 2 (Term expires 2013)

Jimmy A. Dew	72
Director since 1980. Formerly Vice Chairman of Old Republic’s subsidiary, Republic Mortgage Insurance Company (“RMIC”), of which he was a co-founder in 1973. His knowledge of RMIC gained in an executive capacity since its founding and his long service on Old Republic’s board make him fully conversant with the insurance industry and its risk factors.

John M. Dixon	73
Director since 2003. Formerly Chief Executive Partner with the law firm of Chapman and Cutler, Chicago, Illinois until his retirement in 2002. His qualifications include his extensive background as an attorney and his knowledge of corporate law and the risk factors of corporations like the Company.

Dennis P. Van Mieghem	72
Director since 2004. A CPA by training, he was the Partner in charge of the National Insurance Tax Practice of the accounting firm of KPMG LLP until his 1998 retirement. With this background he brings significant experience and knowledge of the insurance industry and its risk factors to service on Old Republic’s Board.

Continuing Members

CLASS 3 (Term expires in 2014)

James C. Hellauer	74
Director since 2011. Prior to October 2010, a director since 2005 of PMA Capital Corporation (“PMA”); owner of James C. Hellauer and Associates. From 1997 to 1999, Chief Executive Officer of Environmental Technologies Corporation. From 1994 to 2007, executive director of the Colmen Group. Currently a founder and director of East River Bank. His qualifications include a significant general business background as well as specific experience and knowledge concerning the business of PMA and its risk factors.

Arnold L. Steiner	75
Director since 1974. Retired for more than five years from Steiner Bank, Birmingham, Alabama of which he was President and a substantial owner. He brings long and significant experience in financial businesses and has extensive knowledge of the Company and its risk factors.

Fredricka Taubitz	69
Director since 2003. A CPA by training, she was until 2000 Executive Vice President and Chief Financial Officer of Zenith National Insurance Corp. Until 1985, she was a partner with the accounting firm of Coopers & Lybrand (now PricewaterhouseCoopers LLP). During her long professional career she has gained significant experience in, and knowledge of, the business and the risk factors associated with the insurance industry.

Aldo C. Zucaro	74
Director since 1976. Chairman of the Board and Chief Executive Officer of the Company and various subsidiaries since 1996. A CPA by training, he brings a significant background as a former insurance specialist partner with Coopers & Lybrand (now PricewaterhouseCoopers LLP), and long-term experience with the insurance industry in general, and the Company in particular since 1970.

Continuing Members

CLASS 1 (Term expires in 2015)

Harrington Bischof	78
Director since 1997.  President of Pandora Capital Corporation since 1996.  Formerly Senior Advisor with Prudential Securities, Inc. and prior to that, a senior investment banker with the firms of Merrill, Lynch & Co. and White, Weld & Co.  His experience in business, investment banking, and international finance are of significant value to the Company’s Corporate governance.

Leo E. Knight, Jr.	67
Director since 2006, and of several Old Republic subsidiaries since 1999.  A CPA by training, he retired in 2006 as Chairman and Chief Executive Officer of National City Mortgage Company, Dayton, Ohio, following a thirty-two year career.  He brings significant business experience in mortgage lending and the mortgage insurance industry and their risk factors to Old Republic’s Board.

Charles F. Titterton	71
Director since 2004.  Formerly Director – Insurance Group with Standard & Poor’s Corp. until 2003.  He brings significant business experience and knowledge of the risk factors connected with the insurance industry by virtue of a long career as a lending officer with a major banking institution and with the aforementioned rating agency.

Steven R. Walker	68
Director since 2006.  Formerly Senior Counsel and Partner with Leland, Parachini, Steinberg, Matzger & Melnick, LLP, attorneys, San Francisco, California.  He brings significant experience to Old Republic’s Board as both an attorney and a business manager during a long career focused on the title insurance industry.

BOARD OF DIRECTORS’ RECOMMENDATION

The Board of Directors recommends a vote FOR the Class 2 directors listed above as nominees. Proxies solicited by the Board of Directors will be voted in favor of the election of these nominees unless shareholders specify to the contrary.

CORPORATE GOVERNANCE

OVERVIEW

Old Republic is organized as an independent, for-profit insurance enterprise managed for the long run. Our Mission is to provide quality insurance security and related services to businesses, individuals, and public institutions and to be a dependable long-term steward of the trust our policyholders and shareholders place in us. The Company’s governance and operations are guided by this Mission and the inherent public interest vested in the risk taking nature of its business. Its governance endeavors to align this Mission with the substance of its business, giving due appreciation and regard for the Company’s most important assets:

•	The investors’ capital which enables and underpins the insurance risk taking;
•	The intellectual capital, know-how, and business relationships possessed by employees at various levels of the enterprise; and
•	The Company’s good name and reputation, cultivated over its 89-plus year history, and the even longer history of some of its major insurance subsidiaries.

Information appearing on the Company’s website is not incorporated by reference in this proxy statement. However the Corporate Governance Guidelines, Code of Ethics for the Principal Executive Officer and Senior Financial Officers, and the Code of Business Conduct and Ethics, are accessible on its website at www.oldrepublic.com. Printed copies of these documents are also available to shareholders upon request to the Investor Relations Department at the Company’s office.

LEADERSHIP STRUCTURE AND RISK MANAGEMENT

The Company’s leadership structure and its risk management processes are overseen and monitored by the Board of Directors. The details of this leadership structure and the development of management talent have been the primary responsibilities of the Board’s Executive Committee for many decades. This six member committee is currently composed of the Company’s Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”), and five independent directors, including the Lead Director. The Board of Directors and its Executive Committee believe that the Company’s decades-long joining of the Chairman and CEO positions is best suited to ensuring the long-term value, stability and management of its most important assets necessary for the accomplishment of its Mission. Old Republic’s Board holds management singularly accountable for protecting and enhancing the value of these and all other assets. It therefore holds its CEO responsible for setting the proper tone in shaping and nurturing the institution’s culture and values not solely in the shareholders’ interests, but in those of its important stakeholders as well. Most critically, these include the policyholders to whom long-term promises of financial indemnity and stability are made by the Company’s insurance subsidiaries, the employees who possess the intellectual capital and business relationships necessary for the conduct and success of the Company, the debt holders who extend a portion of the capital at risk, and the regulators who are charged with protecting the public interest vested in the Company’s insurance enterprises. To meet these responsibilities and objectives, the Board expects the CEO to be a knowledgeable and well rounded leader who, as chief enterprise risk manager, is fully dedicated to Old Republic’s overall Mission and is best qualified to address and balance the interests of all major stakeholders.

In the Board’s sole discretion, the Chairman and CEO positions may be separated and assigned to two individuals with extensive and complementary operating knowledge of the Company. Under the Board’s long- standing corporate governance philosophy, this separation is intended to be temporary and to occur in unusual circumstances or during the transition of management authority.

While the Board has determined that the advantages of a joint Chairman and CEO position outweigh the theoretical benefits of a separated leadership structure, it did establish a Lead Director position over ten years ago. In Old Republic’s practice, the Lead Director is appointed from among the independent directors and serves as that group’s liaison to the Chairman and CEO, in addition to acting as the liaison to the Executive Committee. In his or her capacity, the Lead Director may preside at Board meetings in the Chairman’s absence, provide input to meeting agendas of the full Board or the meetings of independent directors, and act as liaison among various committees’ chairmen in the resolution of inter-committee governance issues that may arise from time to time.

Old Republic’s multi-faceted business is managed through a relatively flat, non-bureaucratic organizational structure. The CEO has primary responsibility for managing enterprise-wide risk exposures. The Company avoids management by committee and other organizational impediments to the free flow of information and to effective decision making. Long-established control processes are in place, and a variety of other accepted methods are utilized to coordinate system-wide risk taking and risk management objectives. These methods and processes are based on three major functions: lines of business responsibility, enterprise functions, and internal audit and peer reviews.

The lines of business operation managers are responsible for identifying, monitoring, quantifying, and mitigating all insurance underwriting risks falling within their areas of responsibility. These managers use reports covering annual, quarterly or monthly time frames to identify the status and content of insured risk, including pricing or underwriting changes. These management reports ensure the continuity and timeliness of appropriate risk management monitoring, and enterprise-wide oversight of existing or emerging issues.

The enterprise functions incorporate system-wide risk management, including asset/liability and underwriting exposure correlation controls, regulatory and public interest compliance, finance, actuarial, and legal functions. These functions are independent of the lines of business and are coordinated on an enterprise-wide basis by the CEO.

The internal audit, as well as related underwriting and claims management peer review functions and processes, provide reasonably independent assessments of management and internal control systems. Internal audit activities are intended to give reasonable assurance that resources are adequately protected and that significant financial, managerial and operating information is materially complete, accurate and reliable. This process is intended to ensure that associates’ actions are in compliance with corporate policies, standards, procedures, internal control guidelines, and applicable laws and regulations.

The corporate culture, the actions of all our associates, and the continuity of their employment are most critical to the Company’s risk management processes. The Company’s Code of Business Conduct and Ethics provides a framework for all senior managers and employees to conduct themselves with the highest integrity in the delivery of the Company’s services to its customers and in connection with all Company relationships and activities.

The Compensation Committee, at the direction of the Board, has reviewed the Company’s compensation policies and practices and has concluded that they do not encourage the Company’s senior executives or employees to take unnecessary or excessive risks that could adversely affect the Company.

BOARD OF DIRECTORS' RESPONSIBILITIES AND INDEPENDENCE

The Board of Directors’ main responsibility is to oversee the Company’s operations, directly and through several committees operating cohesively. In exercising this responsibility, each director is expected to utilize his or her business judgment in a manner reasonably believed to be in the best interests of the Company and its shareholders. The Board’s oversight duties are to:

•	Ascertain that strategies and policies are in place to encourage the growth of consolidated earnings and shareholders equity over the long haul, while increasing the Company’s regular dividend payout;
•	Ascertain that the Company’s business is managed in a sound and conservative manner that takes into account the public interest vested in its insurance subsidiaries;
•	Provide advice and counsel to management on business opportunities and strategies;
•	Review and approve major corporate transactions;
•	Monitor the adequacy of the Company’s internal control and financial reporting systems and practices to safeguard assets and to comply with applicable laws and regulations;
•	Ascertain that appropriate policies and practices are in place for managing the identified risks faced by the enterprise;
•	Evaluate periodically the performance of the Chairman and Chief Executive Officer in the context of the Company’s Mission and performance metrics;
•	Review and approve senior management’s base and incentive compensation taking into account the business’ performance gauged by its return on equity and growth of operating earnings;
•	Periodically review senior management development and succession plans both at corporate and operating subsidiary levels;
•	Select and recommend for shareholder election candidates deemed qualified for Board service;
•
Select and retain independent registered public accounting firms for the principal purpose of expressing their opinion on the annual financial statements and internal controls over financial reporting of the Company and its subsidiaries;

•	Act as the Board of Directors of the Company’s significant insurance company subsidiaries; and
•	Monitor, review and approve the operations and major policy decisions of the Company’s insurance subsidiaries.

In considering the qualifications and independence of Board members and candidates, the Board of Directors, through the Governance and Nominating Committee, seeks to identify individuals who, at a minimum:

•	Satisfy the requirements for director independence, as set out in the Company’s Corporate Governance Guidelines, in the Listed Company Standards of the NYSE, and in the regulations of the SEC;
•	Are, or have been, senior executives of businesses or professional organizations; and
•	Have significant business, financial, accounting and/or legal backgrounds useful to the Company’s operations, markets and customer services.

Additionally, the Board seeks to retain and attract members possessing certain critical personal characteristics, most importantly, (i) intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility, (ii) respect within the candidate’s social, business and professional community for his or her integrity, ethics, principles and insights; (iii) demonstrated analytic ability; and (iv) ability and initiative to frame insightful questions, to challenge questionable assumptions collegially, and to disagree in a constructive fashion, as appropriate.

The Company’s insurance business is conducted through segments which, in the aggregate, are broadly diversified as to types of insurance coverages and services provided. Each of the Company’s insurance subsidiaries is highly regulated by state and federal governmental agencies as to its capital requirements, financial leverage, business conduct, and accounting and financial reporting practices. New directors receive a broad array of information upon becoming a member of the Board in order to familiarize themselves with the Company’s business, strategic plans, significant financial, accounting and management issues, compliance programs, conflicts policies, Code of Business Conduct and Ethics, Corporate Governance Guidelines, principal officers and independent registered public accounting firm. Further, the Company supports directors taking advantage of and attending director education programs whenever convenient and appropriate. Even with such assistance and in part as the result of the specialized nature of the Company’s businesses and their regulation, it is the Company’s view that at least two to four years are typically required for a new director to develop sufficient knowledge of the company’s business to become a fully productive and effective contributor to the Company’s governance. Reflecting this, each director is expected to serve two or more three-year terms on the Company’s classified Board, that of one or more of its key insurance subsidiaries, and on one or more Board committees.

The commitment of a substantial amount of time for meetings, preparation thereof, and related travel is essential to the performance of a director’s responsibilities. As such, each director is expected to regularly prepare for and attend the meetings of the Board and each committee on which he or she serves. Owing to the risk-taking nature of much of the Company’s business, a demonstrated long-term orientation in a Board member’s business dealings and thought process is considered very important.

The Company’s Board of Directors has been classified into three classes for many decades. Excepting the possibility of uneven distribution among the classes, one-third of the Board is therefore elected annually. This organizational structure is intended to promote continuity and stability of strategy and business direction for the best long-term interests of investors in the Corporation’s securities, the confidence of insurance subsidiaries’ policyholders, and the long-term expectations of other stakeholders.

Nine of the Company’s directors have been affirmatively determined to qualify as “independent” directors in accordance with Section 303A.02 of the Listed Company Standards of the NYSE, Rule 10C-1 and item 407 (a) of Regulation S-K of the SEC. Neither they nor any members of their immediate families had any of the types of disqualifying relationships with the Company or any of its subsidiaries during 2012 or the two years prior to that, as set forth in subsection (b) of Section 303A.02 of the NYSE’s Listed Company Standards. The independent directors, who are listed below, selected from among themselves a Lead Director and met on a regular basis during 2012 in executive sessions without management present. The Lead Director is nominated by the Governance and Nominating Committee and elected annually by the independent directors. Arnold L. Steiner was Lead Director for 2012 and continues as such through the date of this proxy statement. The entire Board and each of its standing Committees conduct an annual self-evaluation which includes a determination of each member’s independence.

Membership on the Company’s Audit, Compensation, and Governance and Nominating Committees consists exclusively of independent directors. The members, chairpersons and vice-chairpersons of these committees are recommended each year to the Board by the Governance and Nominating Committee in consultation with the Executive Committee. Each of the three committees has the authority and funding to retain independent advisors or counsel as necessary and appropriate in the fulfillment of its duties. The chairpersons set the agenda of their respective committees’ meetings consulting, as necessary and appropriate, with the Chairman and CEO. All directors have full and free access to the Company’s management.

PROCEDURES FOR THE APPROVAL OF RELATED PERSON TRANSACTIONS

In addition to a Code of Business Conduct and Ethics and a Code of Ethics for the Principal Executive Officer and Senior Financial Officers, Old Republic also has a conflict of interest policy which is circulated annually and acknowledged by all directors, officers and key employees of the Company and its subsidiaries. This policy states that no director, officer, or employee of the Company or its subsidiaries may acquire or retain any interest that conflicts with the interest of the Company. This includes direct or indirect interests in entities doing business with the Company or its subsidiaries. If such a conflict occurs, the director, officer or employee is required to make a written disclosure of the conflict to the Company.

The directors, officers and affected employees are required to notify the Company of the actual or potential existence of a related party transaction, as defined by the Listed Company Standards of the NYSE and the SEC rules. Directors are required to notify the Chairman of the Board, unless the Chairman is an affected director, in which case he or she is required to notify the Lead Director. Executive Officers are required to notify the CEO, unless the CEO is the affected executive, in which case he or she is required to notify the Chairman or Lead Director, as appropriate. Under the procedures, the CEO, Chairman or Lead Director, as applicable, must conduct a preliminary inquiry into the facts relating to any existing or potential related party transaction. If, based upon the inquiry and the advice of legal counsel, the CEO, Chairman or Lead Director, as applicable, believes that an actual or potential related party transaction exists, he or she is required to notify the entire Board. In turn, the Board is required to conduct a full inquiry into the facts and circumstances concerning a conflicted transaction and to determine the appropriate actions, if any, for the Company to take. Any director who is the subject of an existing or potential related party transaction will not participate in the decision-making process of the Board relating to what actions, if any, shall be taken by the Company with respect to such transaction.

THE BOARD AND ITS COMMITTEES

The Board of Directors met four times, once each quarter, and participated in four interim telephone meetings in 2012. Each incumbent director attended at least 75% of the aggregate of the meetings of the Board and committees on which each served. The Company does not require its Board of Directors to attend annual meetings of its shareholders, as such meetings are conducted by the Chairman of the Board and Chief Executive Officer who is the designated spokesperson for the Corporation and represents the entire Board of Directors for these and other purposes.

The following table shows the membership in the Board of Directors and its committees at year end 2012 and as of the date of this proxy statement.

BOARD AND COMMITTEE MEMBERSHIP
Committees
Governance
	Independent	Other			and
Director	Directors(a)	Directors(b)	Executive	Audit	Nominating	Compensation
Harrington Bischof	X		X		X	X
Jimmy A. Dew		X
John M. Dixon	X		X		X	X(c)
James C. Hellauer	X			X(e)	X
Leo E. Knight, Jr.	X		X	X(d)(e)		X
Arnold L. Steiner	X(f)		X		X	X
Fredricka Taubitz	X			X(c)(e)		X
Charles F. Titterton	X			X(e)	X(c)
Dennis P. Van Mieghem	X			X(d)(e)		X(d)
Steven R. Walker	X		X	X	X(d)
Aldo C. Zucaro		X	X(c)
Number of scheduled and special meetings	5	5	5	5	5	4
Number of written consents and telephone meetings	8	8	2	3	-	-

(a)      Independent Director as that term is defined in SEC Rules and the Listed Company Standards of the NYSE.  (b) The Other Director classification includes all directors who are members of management, or do not currently meet the standard indicated in (a) above. (c)  Chairman. (d) Vice-Chairman. (e) Financial Experts as that term is defined in SEC Regulation S-K. (f) Lead Director.

The Audit Committee is organized to assist the Board in monitoring: (1) the integrity of the Company’s financial statements and the effectiveness of the Company’s internal controls over financial reporting, (2) the Company’s compliance with legal and regulatory requirements, (3) the qualifications and independence of the registered public accounting firm, and (4) the qualifications and performance of the Company’s internal audit function.  Further, it is charged with preparing the annual report required by SEC rules to be included in the Company’s proxy statement (which is printed below), and serving as the audit committee of each of the Company’s regulated insurance subsidiaries to the extent required by the National Association of Insurance Commissioners’ Model Audit Rule.  It operates pursuant to a written charter approved each year by the Board of Directors and performs an annual self-evaluation. While information appearing on the Company’s website is not incorporated by reference in this proxy statement, the Committee’s charter may be viewed at www.oldrepublic.com. Printed copies are available to shareholders upon request.

The Audit Committee held five meetings during 2012. In addition, there were three telephonic conference calls held with the Company’s independent registered public accounting firm and management prior to the Company’s filing of quarterly reports on SEC Form 10-Q.

Each Audit Committee member has been affirmatively determined to qualify as “independent”, in accordance with SEC Rule 10A-3(b)(1) and the NYSE’s Listed Company Standards. Five members of the Committee are deemed to qualify as audit committee financial experts, as that term is defined in SEC Regulation S-K. No member served on the audit committees of three or more unrelated publicly held companies. The members of the Audit Committee are as follows:

Audit Committee
James C. Hellauer	Leo E. Knight, Vice-Chairman
Fredricka Taubitz, Chairman	Charles F. Titterton
Dennis P. Van Mieghem, Vice-Chairman	Steven R. Walker

The Compensation Committee is responsible for: (1) evaluating the CEO’s performance and setting Compensation (“Compensation” meaning annual salary, bonus, incentive and equity compensation), (2) reviewing and approving, with input from the CEO and President of the Company, the evaluation and Compensation of the other Executive Officers and senior executives of the Company and its subsidiaries, (3) reviewing and advising on general levels of Compensation of other employees, (4) reviewing the Company’s pension, incentive compensation and stock option plans, (5) preparing the annual report required by SEC rules to be included in the Company’s proxy statement (which is printed below), (6) retaining consultants, independent legal counsel or other advisers, and (7) taking any action as necessary to perform its functions.  The Committee is also responsible for reviewing directors’ compensation and subjects itself to an annual performance self-evaluation.

Each member of the Committee has been affirmatively determined to qualify as “independent” in the judgment of the Company’s Board of Directors and according to the Listed Company Standards of the NYSE and the SEC rules. The Board of Directors considered all factors specifically relevant to determining whether Committee members have any relationships which would be material to the member’s ability to be independent. The Committee has the sole discretion and adequate funding to retain the services of a compensation consultant, legal counsel and other advisors that will be directly responsible to the Committee. The independence of such consultants, counsels or advisors, which is required by the NYSE’s Listed Company Standards and SEC Rule 10C-1, are taken into consideration when they are selected. Inquiries into any possible conflicts of interest are made when such persons are retained and annually thereafter, if their services are continued. As part of its function, the Committee retained an independent compensation consultant, Frederic W. Cook & Co., Inc., to review the Company’s compensation programs and its procedures for setting compensation for the Company’s Executive Officers. The consultant’s review included a comparison of the compensation programs of companies similar in size, operation and organization to the Company, including a review of a peer group of companies determined by the Committee to be appropriate for comparison. The consultant performed no other work for the Company or any of its subsidiaries and played no role in recommending the amount and form of compensation for the Executive Officers or directors of the Company and is considered independent according to SEC Rule 10C-1 and the requirements of the Dodd-Frank Act. All compensation recommendations are made solely by the Compensation Committee following consultation with the CEO and the President regarding the Company’s Executive Officers (other than the CEO and the President) and other senior members of the Company’s management.

The Committee is composed of six directors and operates pursuant to a written charter approved each year by the Board of Directors. While information appearing on the Company’s website is not incorporated by reference in this proxy statement, the Committee’s charter may be viewed on the Company’s website at www.oldrepublic.com. Printed copies are available to shareholders upon request. The members of the Compensation Committee are as follows:

Compensation Committee
Harrington Bischof	John M. Dixon, Chairman
Leo E. Knight, Jr.	Arnold L. Steiner
Fredricka Taubitz	Dennis P. Van Mieghem, Vice-Chairman

The Executive Committee is empowered to exercise the Board of Directors’ authority between scheduled meetings, except as provided in the By-laws or otherwise limited by the provisions of the General Corporation Law of the State of Delaware. The Committee operates pursuant to a written charter and performs an annual self-evaluation. It is authorized to: (1)  act as the Company’s Finance Committee and review and approve the Company’s investment policies, (2) review and approve the Company’s dividend and capitalization policies, (3) monitor the Company’s enterprise risk management¸ (4) analyze potential acquisitions or divestitures by the Company or its subsidiaries, (5) annually review and evaluate management development and executive succession plans, (6) oversee the Company’s pension and ESSOP, and (7) make any necessary and appropriate recommendations to the Governance and Nominating Committee regarding Board and committee membership.  While not incorporated by reference in this proxy statement, the Committee’s charter may be viewed on the Company’s website at www.oldrepublic.com.  Printed copies are available to shareholders upon request.   The members of the Executive Committee are as follows:

Executive Committee
Harrington Bischof	John M. Dixon
Leo E. Knight, Jr.	Arnold L. Steiner
Steven R. Walker	Aldo C. Zucaro, Chairman

The Governance and Nominating Committee is organized to oversee the Company’s policies relative to the size, composition and qualifications of the Board of Directors. The Committee is authorized to: (1) establish procedures and qualification criteria to identify and recommend qualified candidates for election to the Board, taking into consideration any recommendations from the Executive Committee, (2) review annually the qualifications and requirements of the member directors, the structure and performance of Board committees and, jointly with the Compensation Committee, the compensation for Board members, (3) develop, recommend and annually reassess the Corporate Governance Guidelines applicable to the Company (4) periodically review, in conjunction with the Executive Committee, the Company’s succession plans with respect to the CEO and other senior officers, (5) maintain and recommend changes to the Board-approved Code of Business Conduct and Ethics and the Code of Ethics for the Principal Executive Officer and Senior Financial Officer, and (6) serve in an advisory capacity to the Board and its Chairman on matters of the organizational and governance structure of the Company. The Committee operates pursuant to a written charter approved each year by the Board of Directors, and performs an annual self-evaluation.

The Board of Directors is currently composed of eleven persons of whom nine are classified as independent. It is the Company’s longer term objective to keep the size of its Board to between nine and eleven members, and to aim for at least 80% representation by independent directors. One of the goals of the Committee is to have the Board reflect diversity with respect to professional and business experience. Race, gender and national origin are not considered by the Committee when reviewing proposed candidates or the re-nomination of existing directors. The Committee believes the Board is appropriately diverse in the context of the Company’s business needs and the Board’s responsibilities to shareholders and other stakeholders.

The Committee evaluates and proposes new and continuing candidates to the Board of Directors for approval and slating. The Committee can consider director candidates nominated by shareholders. Any name presented for consideration must be submitted to the Committee’s Chairman with a copy to the Secretary no later than 120 days before the anniversary date of the Company’s last proxy statement in order to be included in the Company’s proxy statement or on its form of proxy. It should be accompanied by a comprehensive description of the person’s qualifications plus additional sources of relevant information which will assist the Committee in its review of the person’s background and qualifications, so the Committee may make a determination of the candidate’s fitness to serve. All candidates nominated by shareholders will be evaluated on the basis of the same minimum criteria and additional background qualifications and experience discussed in this proxy statement. A candidate who does not satisfy the minimum criteria qualifications will not be recommended by the Committee for membership on the Board. Given the long-term, regulated nature of the Company’s business, nominees will not be considered if they are regarded simply as representatives of a particular shareholder or group of shareholders with a short-term agenda and not oriented toward the demands of a regulated business vested with the public interest.

While not incorporated by reference in this proxy statement, the Committee’s charter may be viewed on the Company’s website at www.oldrepublic.com. Printed copies are available to shareholders upon request. In the judgment of the Company’s Board of Directors each member of the Committee is considered independent pursuant to the Listed Company Standards of the NYSE and the rules of the SEC. The Committee’s current members are as follows:

Governance and Nominating Committee
Harrington Bischof	John M. Dixon
James C. Hellauer	Arnold L. Steiner
Charles F. Titterton, Chairman	Steven R. Walker, Vice-Chairman

SHAREHOLDER COMMUNICATION WITH THE BOARD

Shareholders of the Company and other interested parties may communicate with the Lead Director, the independent directors, the Board of Directors as a whole, or with any individual director. Such communications must be in writing and sent to Old Republic International Corporation, c/o Secretary, 307 N. Michigan Ave, Chicago, IL 60601. The Secretary will promptly forward the communications to the intended recipient.

ITEM 2 RATIFICATION OF THE SELECTION OF AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee has selected the firm of KPMG LLP (“KPMG”), an independent registered public accounting firm, to be the Company’s independent registered public accounting firm for the year 2013. The selection has been approved by the Board of Directors, subject to a review of the fee proposal and the proposed scope of the audit.  In the ordinary course of corporate governance, the Board of Directors is asking and recommending that the shareholders ratify this selection subject to the Committee’s acceptance of KPMG’s proposed fee and audit scope.  The Company is not required to take any action as a result of the outcome of the vote on this proposal.  However, in the event the shareholders fail to ratify this selection, the Board of Directors and the Audit Committee may investigate the reasons for the shareholders’ rejection and may consider whether to retain KPMG or to appoint another independent registered public accounting firm.  Even if the selection of KPMG is ratified, the Board of Directors and Audit Committee, at their discretion, may direct the appointment of a different independent registered public accounting firm if they believe that such a change would be in the best interests of the Company and its shareholders.

EXTERNAL AUDIT SERVICES

The Audit Committee selected KPMG as the Company’s independent registered public accounting firm to examine its consolidated financial statements for the year 2012.  A member of KPMG will be invited to attend the Company’s Annual Meeting of Shareholders. He or she will be provided with an opportunity to make a statement if so desired, and will be available to respond to appropriate questions.

KPMG’s aggregate fees for professional services for 2012 and 2011 are shown below.

Type of Fees	2012	2011 (a)
Audit Fees	$3,274,436	$3,695,671
Audit Related Fees	69,350	318,075
Tax Fees	-	-
All Other Fees	260,296	136,301
Total	$3,604,082	$4,150,047

(a)
The total fees shown above for 2011 are $629,706 higher than previously reported, and reflect 1) final fee adjustments that occurred subsequent to the preparation of the 2012 proxy statement and 2) the completion of the stand-alone audit of Republic Financial Indemnity Group, Inc. (“RFIG”) in anticipation of the Company’s planned spin-off of this run-off business, which was subsequently withdrawn.

The term “Audit Fees” refers to expenses covering: (a) professional services rendered by the auditors for the audit of the Company’s consolidated annual financial statements included in the Company’s Form 10-K, (b) reviews without audit of financial statements included in the Company’s Forms 10-Q, (c) services normally provided by the auditors in connection with mandated audits of statutory financial statements and filings, and (d) during 2011, comfort letters provided in connection with the issuance of the Company’s 3.75% Convertible Senior Notes. “Audit Related Fees” refers to charges for assurance and related services by the auditors that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees”, including for 2011, the stand-alone audit of RFIG.  Audits of most employee benefit plans are performed by an independent audit firm other than KPMG. “Tax Fees” refers to fees for professional services rendered by the auditors for tax compliance. The term “All Other Fees” refers to fees for products and services provided by the auditors, other than those reported under the preceding categories, and consisted of fees for security assessment of the Company’s various information technology operations.

The charter of the Audit Committee requires that it pre-approve all non-audit work by the Company’s independent registered public accounting firm. In determining whether to approve non-audit services, the Committee considers whether the services in question facilitate the performance of the audit, improve the Company’s financial reporting process or are otherwise in the Company’s and its shareholders’ interests. All of the Audit-Related Fees, Tax Fees and All Other Fees billed to the Company in 2012 and 2011 were approved by the Audit Committee pursuant to the pre-approval waiver requirements of SEC Regulation S-X. The Audit Committee has determined that the other services and products provided in 2012 and 2011 by KPMG were not incompatible with KPMG’s independence as the Company’s independent registered public accounting firm.

KPMG has advised the Committee that all of their employees engaged in the Company's audits were independent of the Company.

BOARD OF DIRECTORS’ RECOMMENDATION

The Board of Directors recommends a vote FOR the selection of KPMG as the company’s independent registered public accounting firm, subject to the Audit Committee’s approval of that firm’s fee and audit scope proposal for 2013. Proxies solicited by the Board of Directors will be voted in favor of the selection of this firm unless shareholders specify to the contrary.

AUDIT COMMITTEE REPORT FOR 2012

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

In accordance with its written charter, the Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities. As part of its function, the Audit Committee appointed KPMG as the Company’s independent registered public accounting firm for 2012.

The Audit Committee met with its internal auditors and independent registered public accounting firm (KPMG), with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. During 2012, the Audit Committee reviewed the interim financial and other information contained in each quarterly report on Form 10-Q filed with the Securities and Exchange Commission with the Chief Executive Officer, Chief Financial Officer, and KPMG prior to its filing. The Annual Report on Form 10-K was similarly reviewed. In addition, the Audit Committee discussed with KPMG matters required to be discussed by the Statement on Auditing Standards No. 61, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.  In addition, the Audit Committee received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and discussed with KPMG its independence. The Audit Committee met regularly with the Company’s legal counsel to review the status of litigation involving the Company or its subsidiaries and to ascertain that the Company complied with applicable laws and regulations.

Following all of these discussions and reviews, the Audit Committee recommended to the Board of Directors and the Board approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

James C. Hellauer	Leo E. Knight, Vice-Chairman
Fredricka Taubitz, Chairman	Charles F. Titterton
Dennis P. Van Mieghem, Vice-Chairman	Steven R. Walker

COMPENSATION MATTERS
COMPENSATION COMMITTEE REPORT FOR 2012

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee met its oversight responsibilities for the year 2012 by reviewing and discussing with the Company’s management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based upon this review, its discussions and its activities, the Compensation Committee recommended that the CD&A be included in this proxy statement.

Harrington Bischof	John M. Dixon, Chairman
Leo E. Knight, Jr.	Arnold L. Steiner
Fredricka Taubitz	Dennis P. Van Mieghem, Vice-Chairman

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has served as an officer or employee of the Company or any of its subsidiaries, nor has any Executive Officer of the Company served as a director or member of a compensation committee for any company that employs any director of the Company or member of the Compensation Committee.

Directors’ Compensation

Independent directors received an annual retainer of $90,000 ($110,000 effective January 2013) plus an additional annual fee of $10,000 for each committee on which they serve. The Lead Director, Mr. Steiner, and the chairmen of the Governance and Nominating and Compensation Committees, Messrs. Titterton and Dixon, respectively, each receive an additional annual retainer of $10,000. Ms. Taubitz as Chairman of the Audit Committee is paid an additional annual retainer of $15,000. Each of the Committees’ Vice-Chairmen receives an additional retainer of $5,000. Independent directors also serve as directors of regulated subsidiaries of the Company and these fees cover service on such subsidiary boards and related committees. Directors’ compensation is reviewed annually, and any changes are recommended by the Compensation Committee, in consultation with the CEO and any independent consultant retained by the Compensation Committee for that purpose. The Compensation Committee’s recommendations are, in turn, voted upon by the full Board. Directors who are employees of the Company or its subsidiaries receive no compensation for their services as directors or committee members.

Non-employee directors are not currently eligible for stock awards, stock options, incentive compensation awards, deferred compensation awards, pensions, or any other compensation programs or arrangements which the Company might offer to its employees or those of its subsidiaries. Independent directors may not receive any form of compensation from the Company other than director’s fees in order to remain qualified as independent in the Company’s judgment. As a result, the fees shown below are the total fees paid to directors. Mr. Zucaro, as an employee and Chief Executive Officer of the Company, has his compensation reported in the Summary Compensation Table shown elsewhere in this proxy statement. Mr. Dew, who is retired from Republic Mortgage Insurance Company (“RMIC”), a subsidiary of the Company, formerly had a consulting arrangement with RMIC, but this arrangement terminated in December 2011 and he no longer receives any compensation from RMIC or the Company other than the annual retainer that other directors receive.

The table below lists the compensation paid to each director of the Company. In addition to director fees, the Company and its subsidiaries either directly pay or reimburse directors for travel, lodging and related expenses incurred in attending director or committee meetings.

2012 Directors’ Compensation
	Fees Earned Or
Name	Paid in Cash
Harrington Bischof	$120,000
Jimmy A. Dew	90,000	(*)
John M. Dixon	130,000
James C. Hellauer	110,000
Leo E. Knight, Jr.	125,000
Arnold L. Steiner	130,000
Fredricka Taubitz	125,000
Charles F. Titterton	120,000
Dennis Van Mieghem	120,000
Steven R. Walker	125,000

(*) Mr. Dew’s compensation reflects the fact that he has no committee responsibilities.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Compensation levels are set to enable the Company to attract, reward and retain key executives and other associates critical to its long-term success. The Company believes that compensation paid to Executive Officers with major policy setting responsibilities should be closely aligned with the performance of the Company on both a short-term and long-term basis. In this regard, performance is evaluated principally on the basis of achieved returns on equity and growth in operating earnings over multi-year periods. For all other Executive Officers and senior members of the Company’s management and key employees, compensation is based in part on the foregoing financial factors, as well as on their individual performances.

Neither the CEO, Chief Financial Officer (“CFO”), nor any other Executive Officer of the Company have employment contracts. They and all other associates of the Company and its subsidiaries are employees “at-will”. Compensation for most senior members of the Company’s management is set annually by the Compensation Committee of the Board of Directors based either on its sole determination or in consultation with the CEO and the President. The Company does not set any salary, incentive award or stock option targets or conditions for its Executive Officers which will automatically result in salary increases or awards based solely on the achievement of such targets or conditions. Rather, the Company attempts to make the total compensation paid to Executive Officers, the most senior members of the Company’s management and its other employees reflective of the financial performance achieved by the Company and the individual divisions or units for which they work. In certain cases, employees’ individual performance is subjectively evaluated and their incentive compensation is set at levels reasonably competitive with other companies in the insurance industry. In reaching compensation decisions, the Company does not measure each individual element of compensation against similar elements paid by other companies or its peer group, nor is any compensation element or the total compensation paid to any executive based solely on comparisons with those of other companies or their executives.

The Company’s Board of Directors and Compensation Committee reviewed last year’s shareholder vote concerning Executive Compensation and considered that vote when reviewing and determining compensation amounts and when making incentive awards for Executive Officers and other senior members of the Company’s management for the current year. Further, that vote and future votes concerning Executive Compensation will be considered if any future changes in compensation programs occur.

The companies Old Republic selected as members of its peer group for 2012 are: Ace Limited, American Financial Group, Inc., The Chubb Corporation, Cincinnati Financial Corporation, First American Financial Corporation, MGIC Investment Corporation, Markel Corporation, Stewart Information Services Corporation, Travelers Companies, Inc. and XL Group Plc. A comparison of the aggregate stock performance of this peer group and Old Republic appears in the chart in Part II of the Company Annual Report on Form 10K.

Executive Performance Considered in Reaching Compensation Decisions

The Company rewards performance which the Compensation Committee believes will lead to both short-term and long-term success. The Committee evaluates the Company’s CEO performance and compensation primarily in the context of the following factors.

●	Vision and planning for the Company’s future, principally on a long-term basis;
●	Strategies established and implemented to realize these plans;
●	Leadership qualities;
●	Judgment in making decisions regarding plans and general management of the Company’s affairs;
●	Commitment to achieving goals, especially when faced with adversity;
●	Ability in setting objectives and promoting the best interests of the Company’s shareholders, the beneficiaries of its subsidiaries’ insurance policies, and those of other stakeholders; and
●	Adherence to high ethical standards that promote and protect the Company’s good name and reputation.

No particular component is given any greater weight than another. Rather, each Compensation Committee member subjectively reviews these characteristics in the aggregate and exercises his or her best business judgment in reaching conclusions. The Committee evaluates the CEO’s performance and compensation itself and the other Executive Officers’ performance and compensation in consultation with the CEO and other members of the Office of the Chief Executive in the context of the above noted factors. The performance of non-policy-making senior members of the Company’s management is likewise reviewed by the Committee in consultation with the CEO.

Elements of Compensation and the Factors and Rationale in Determining Compensation Amounts

The compensation paid by the Company to its CEO, other Executive Officers and senior members of the Company’s management is usually composed of the following basic elements:

●	Annual Salary;
●
Incentive awards, including both cash and deferred amounts, based on earnings and return on equity achieved by the Company and its subsidiaries over multi-year periods and, in certain cases, bonuses based upon their individual performances;

●	Stock option awards; and
●	Miscellaneous other benefits such as pensions and health insurance programs.

The following table shows the segmented sources of Old Republic’s pretax and post-tax operating income. The level and trends in earnings of such segments and their past and most recent contributions to the Company’s growth in the shareholders’ equity account are important considerations in the determination of cash and stock option incentive compensation for certain Executive Officers and other senior members of the Company’s management.

	Segmented Operating Results ($ in Millions)
	2012	2011	2010	2009	2008
Pretax operating income (loss) (a):
General insurance (c)	$261.0	$353.9	$316.7	$311.4	$363.0
Title insurance	73.8	36.2	9.4	2.1	(46.3)
Corporate and other (b)	(2.7)	(14.6)	(2.8)	4.0	13.5
Subtotal	332.1	375.5	323.2	317.7	330.2
RFIG run-off business (c)	(508.6)	(727.8)	(404.8)	(597.7)	(663.0)
Total	(176.4)	(352.2)	(81.5)	(279.9)	(332.7)
Income taxes (credits) on operating income (loss)	(76.6)	(133.7)	(40.9)	(122.7)	(144.6)
Net operating income (loss) (a)	$(99.7)	$(218.5)	$(40.6)	$(157.2)	$(188.1)

(a)
Operating income is a non-GAAP reflection of the Company’s business results inasmuch as it excludes investment gains or losses from sales of securities or impairments in the value of portfolio securities.

(b)	Represents amounts for Old Republic’s holding company parent, minor corporate services subsidiaries, and a small life and accident insurance operation.
(c)
Certain 2008 to 2011 segment information for general insurance and RFIG run-off business has been reclassified to conform to the 2012 presentation.  Such reclassification of segment results has no effect on the basic consolidated financial statements of the Company.

The following table shows the compensation summary for the Chairman of the Board and Chief Executive Officer, the Chief Financial Officer and the Executive Officers responsible for the operations of the Company and its major segments. Bonus and stock option awards for Messrs. Zucaro and Kellogg, and for Mr. Nard, for the period of July 1, 2010 to June 1, 2012, have been based to a significant degree on the Corporation’s consolidated results; those of Messrs. Rager and Yeager were based primarily on the results of the General and Title Insurance segments, respectively; those for Mr. Nard, for the years other than 2010 and 2011, were based primarily on the mortgage guaranty operations. The compensation of Mr. Mueller, non-policy-making Executive Officers and the other senior members of the Company’s management were based on a composite of Old Republic’s segmented and consolidated results, as well as on subjective individual performance evaluations.

Summary Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)
					Change in
					Pension Value
				Value of	and Nonqualified
				Stock	Deferred
Name and				Option	Compensation	All Other (4)		Total
Principal Positions	Year	Salary	Bonus (1)	Awards(2)	Earnings (3)	Compensation		($)

Aldo C. Zucaro	2012	$ 810,000	$ 155,197	$ 89,654	$ 224,997	$ 13,544		$ 1,293,392
Chairman and	2011	792,049	138,146	189,500	228,242	12,415		1,360,352
Chief Executive Officer	2010	776,146	237,780	-	195,168	22,003		1,231,097
	2009	776,146	40,748	-	183,129	22,577		1,022,600
	2008	776,146	37,513	-	50,547	16,320		880,526

Karl W. Mueller	2012	421,667	152,045	41,625	56,292	7,984		679,613
Senior Vice President and	2011	411,667	138,026	56,850	53,376	7,386		667,505
Chief Financial Officer	2010	400,000	183,000	31,325	37,677	6,797		658,799
	2009	385,000	113,446	13,116	24,886	7,216		543,664
	2008	370,833	103,724	38,000	15,876	7,807		536,240

James A. Kellogg	2012	491,539	57,000	44,827	200,148	16,892		810,406
Executive Vice Chairman	2011	485,000	68,342	94,750	230,096	19,768		897,956
	2010	472,400	118,374	-	194,119	26,538		811,431
	2009	476,034	18,821	-	156,585	23,031		674,471
	2008	472,400	18,273	-	79,904	20,246		590,823

Christopher S. Nard (5)	2012	513,333	53,950	44,827	-	18,803	(6)(7)	630,913
President and	2011	560,000	81,324	94,750	-	191,870	(6)(7)	927,944
Chief Executive Officer of	2010	475,000	81,201	76,970	-	864,922	(7)(8)	1,498,093
Republic Financial	2009	395,000	31,916	52,464	-	13,365	(7)	492,745
Insurance Group, Inc.	2008	375,333	31,209	152,000	-	17,106	(7)	575,648

R. Scott Rager (5)	2012	466,667	336,115	41,625	-	21,547		865,954
President and	2011	456,667	429,988	56,850	-	33,685		977,190
Chief Operating Officer -	2010	446,000	419,267	23,270	-	13,060		901,597
ORI & General Insurance	2009	433,667	386,152	8,744	-	5,364		833,927
	2008	420,000	498,629	57,000	-	5,364		980,993

Rande K. Yeager	2012	455,833	250,000	27,537	175,807	13,053		922,230
Senior Vice President -	2011	439,583	140,000	39,785	207,486	13,053		839,907
Title Insurance	2010	404,167	-	35,800	169,870	10,195		620,032
	2009	357,167	-	17,488	107,229	10,951		492,835
	2008	316,063	-	45,600	96,186	10,967		468,816

(1)
In this table, the awards are attributed to the year on which the award was based, even though the award was granted in the following calendar year. The table includes the combined cash and deferred incentive compensation awards granted under the Company’s performance recognition plans or similar plans maintained by subsidiaries of the Company. For Messrs. Rager and Yeager, the first $25,000 of an award is paid in cash and the balance is split with 50% being paid in cash and the balance being deferred. The deferred amounts included in this column are usually not payable before the person retires at 55 years of age or later. The deferred amounts accrue interest for awards made in 2005 and subsequent.  No incentive compensation awards were granted between 2008 and 2012 under the Company’s Key Employee Performance Recognition Plan as this plan has been suspended due to poor consolidated results. However, certain subsidiary plans have remained in place and certain Executive Officers and other employees have been granted bonus awards based on segmented results or on the basis of a subjective evaluation of their individual performance. The bonus awards shown for Messrs. Mueller, Rager and Yeager represent such awards, and in the cases of Messrs. Mueller and Rager, the award includes interest on their deferred balances for prior years.  For the years 2008 and 2009, Messrs. Zucaro, Kellogg and Nard were credited only with interest on their deferred balances; for 2010 to 2012, any of their other awards represent a subjectively determined bonus and interest on their deferred balances.  No interest was accrued for Mr. Yeager since his earlier awards were paid 100% in cash.

(2)
The value of options is calculated pursuant to the Black-Scholes model. The option values represent the estimated present value as of the date options were granted. Accordingly, the option awards included under this column were granted in the years shown and reflect, among other factors previously noted, an evaluation of earnings trends and returns on equity for prior years.

The significant facts and assumptions incorporated in the Black-Scholes model used to estimate the value of the options include the following:
a)
Options are issued with an exercise price equal to 100% of the per share value at the close of trading (the “Fair Market Value”) of Common Stock on the business day immediately preceding the date of grant (the “Grant Date”).

b)
The term of each option is 10 years (unless such terms are otherwise shortened or forfeited due to termination of employment) but it is assumed that these executives will hold these options for an average of 8 years.

c)
Specific interest rates are used for valuing the awards. Such rates are predicated on the interest rate on U.S. Treasury securities on the date of grant with a maturity date corresponding to that of the expected option life.

d)
A stock price volatility factor is utilized in valuing the option awards. This factor is calculated using daily stock prices for the period prior to the grant date corresponding with the expected option life.

e)	Expected annual dividend yields ranging between 6.0% and 8.0% are used in the calculation of the awards.

The ultimate value of the options will depend on the future market price of the Company’s Common Stock which cannot be forecasted with reasonable accuracy. The actual value that an optionee may realize upon exercise of an option, if any, will depend on the excess of the market value over the exercise price on the date the option is exercised.

(3)
Represents the aggregate change in the actuarial present value of the accumulated benefits under all defined benefit and actuarial pension plans, including supplemental plans. The Company does not have any non-qualified deferred compensation plans that credit above market or preferential earnings to participants.

(4)
Includes all minor amounts covering the Company’s matching contribution to the Executive Officers’ ESSOP accounts; the value of the Company’s group term life insurance plan treated as income; the value of the personal use of any vehicle supplied for Company business; and the personal value of meals and club dues incurred for Company business.

(5)	Mr. Nard served as President of the Company from July 1, 2010 to May 31, 2012. Mr. Rager became President of the Company effective June 1, 2012.
(6)
Includes approximately $11,194 in club dues paid in 2012, $105,000 paid to Mr. Nard in 2011 for benefits accrued and due him upon his transfer from RMIC to the Company in 2010 and $80,890 paid for club initiation dues incurred in 2011.

(7)
Includes the vested interest accrued under the RMIC Profit Sharing Plan. No company contributions were made between 2008 and 2012. Also includes a minor amount attributed to a health program available to all RMIC employees prior to 2010.

(8)
Includes $500,000 paid in recognition of Mr. Nard’s ascendancy to the position of ORI’s President and the attendant requirement to relocate, grossed up by $218,103 to cover federal and state income tax liability thereon, and $139,617 in expenses paid to him in connection with his relocation to the Company’s Chicago executive offices in 2010.

Annual Salary

The Company’s objective for all of its employees is to set annual salaries at amounts which:

• Are reasonably competitive in the context of prevailing salary scales in the insurance industry; and
• Provide a fixed, reasonable source of annual income.

The primary factors which are considered in varying degrees when establishing annual salaries for certain Executive Officers and other senior members of the Company’s management are:

●	Business size and complexity of the operations with which the person is associated;
●	The person’s level of responsibility and experience; and
●	The success of the business unit to which the person is assigned and the evaluation of his or her contribution to that success.

When making these evaluations, prevailing salary scales in the insurance industry, the annual consumer price index, trends in salary levels in published or private compilations and reports, and data contained in the proxy statements of publicly held insurance organizations are taken into account. No formula, set benchmark or matrix is used in determining annual salary adjustments. The decision regarding each Executive Officer is subjectively based upon all of the above factors, with the Compensation Committee members exercising their business judgment in consultation with the CEO, as to Executive Officers other than the CEO himself.

The salaries of the Executive Officers are reviewed on an annual basis during the first quarter of the year, and concurrently with a promotion or other significant change in responsibilities. Prior compensation, prior cash and/or deferred incentive awards, bonuses and prior gains from the exercise of stock options are not taken into account when setting current annual salaries for the CEO and other Executive Officers of the Company.

Incentive Awards and Bonuses

The Company uses incentive awards, comprised of cash and deferred amounts, as well as bonuses. Incentive awards and bonuses are intended to reward and retain eligible Executive Officers, other senior members of the Company’s management and certain key employees. They are also intended to provide an opportunity and incentive to increase compensation based on management’s and the Compensation Committee’s review of their performance.

Performance Recognition Plans

Under the Company's Key Employee Performance Recognition Plan (“KEPRP”), prior to its suspension in 2007, a performance recognition pool had been calculated each year for allocation among eligible key employees of the Company and its participating subsidiaries, including the CEO, CFO, Executive Officers and other senior members of the Company’s management. Employees eligible to share in this pool had been selected by the Compensation Committee in consultation with the CEO. The CEO recommended the total amount of the pool for participants in the plan and the Compensation Committee made the sole determination with regard to the total amount of the pool; and the award thereunder, if any, granted to the CEO. The Committee also approved the award recommendations for the CFO, the other Executive Officers and senior members of management based upon their performance and the CEO’s recommendation. The eligibility and awards of other key employees was also approved by the Compensation Committee following the recommendations made by the CEO. All awards have been based on the positions and responsibilities of the key employees, the perceived value of their accomplishments to the Company, their expected future contributions to Old Republic, and other relevant factors. The Compensation Committee's evaluation of all such factors has been subjective and based on the business judgment of its members.

Each year’s pool amount took into account pre-established objectives approved by the Compensation Committee for return on equity and year-over-year growth in earnings. Calculation of the pool was made in accordance with a detailed formula affected by: (a) the eligible participating employees' annual salaries, (b) the current year's earnings in excess of the prior year's earnings (excluding income from realized investment gains or losses), multiplied by a factor determined by the increase in the Company's earnings per share, and (c) the latest year's return on equity in excess of a minimum target return on equity equal to two times the mean of the five-year average post-tax yield on 10-year and 20-year U.S. Treasury Securities. The pool was limited to a percentage of plan participants' aggregate annual base salaries, ranging from 10% to 150%, depending upon the amount by which the current year's actual return on equity exceeded the minimum target return on equity for the year. Up to 50% of any one year’s pool amount was carried forward for up to three years for later allocation. There was no prescribed guarantee or limit as to how much of the year's available pool would be awarded to each participant.

Under the KEPRP as created, the first $25,000 of any award, including any multiplier applied to a deferred balance, was paid in cash. For awards in excess of that amount, 50% of the excess was paid in cash and 50% was deferred. The deferred balance of the award vests at the rate of 10% per year of participation. The deferred balance, if any, is credited with interest at a rate approved annually by the Compensation Committee. Pursuant to the terms of the plan, participants become vested in their deferred account balances upon total and permanent disability, death, upon the earlier of attaining age 55 or being employed for 10 years after first becoming eligible or upon a change of control of the Company. Benefits are payable in a set number of equal installments, beginning no earlier than age 55, following termination of employment, death, disability, retirement or a change in control of the Company. Distributions for Executive Officers can begin no earlier than six months following their termination from service.

In addition to the KEPRP, the Company also maintains a number of separate plans for several individual subsidiaries, or segments of business. Such plans provide for the achievement of certain financial results and objectives as to each such entity. Each of these plans has operated in the same basic fashion as the Company’s Plan. The award pools for each plan are also established according to detailed formulas that take into account the increases in earnings, returns on equity in excess of a minimum target percentage, and other factors pertinent to each operating entity. Each separate subsidiary’s or operating center’s plan has a similar cash and deferred element. Mr. Yeager’s awards have been based on such a plan since 2011.

Incentive awards are typically granted annually during the first quarter of the year to eligible employees who are employed as of the award date. This follows the receipt of the independent registered public accounting firms’ reports on the financial statements of the preceding year, and an evaluation of any pertinent and significant post balance sheet events and business trends.

The awards shown in the “Bonus” column of the preceding Summary Compensation Table were approved by the Compensation Committee. As a result of the substantial decline in the earnings between 2008 and 2012 of the Company’s consolidated business and of Republic Financial Insurance Group’s run-off Mortgage Guaranty business, in particular, no incentive awards were made under the KEPRP for those years. In light of current business and financial conditions, the Compensation Committee, in consultation with the Chairman and CEO, suspended the Company’s KEPRP. However, certain purely subjective awards were made to policy-making Executive Officers responsible for the operations of the Company and its subsidiaries. The Compensation Committee also granted bonus awards to non-policy-making Executive Officers, senior members of the Company’s management and other employees based upon a composite of the Company’s segmented and consolidated results as well as those employees’ individual performance evaluations. The manner of deciding who shall receive these bonuses and the amounts of such bonuses is the same as outlined in the first paragraph of this section.

The following table sets forth certain information regarding non-qualified deferred compensation awards made to the persons listed in the Summary Compensation Table and shows the pro forma balances of such accounts as of December 31, 2012. The individuals listed had no discretion as to whether they wished to defer any awards made to them by the Company and were not permitted to voluntarily make contributions of their own to the Company’s KEPRP. The amounts shown as contributed to the named persons’ accounts were based upon their performance for that year even though the award itself was made after year end following the receipt of the independent registered public accounting firm’s reports on the financial statements of the Company, review of any significant post-balance sheet events, and their continued employment. Similarly, the amount earned on prior year balances and the aggregate balances for these persons are presented as of the date coincident with the calculation and the making of awards in mid-March 2013.

Nonqualified Deferred Compensation

Name	Company’s Contributions 2012	Aggregate Earnings 2012	Aggregate Deferred Balance as of December 31, 2012
Aldo C. Zucaro	-	$35,197	$6,730,438
Karl W. Mueller	-	12,045	503,005
James A. Kellogg	-	14,178	1,523,828
Christopher S. Nard	-	28,950	2,292,749
R. Scott Rager	$137,500	36,115	2,548,893
Rande K. Yeager	112,500	-	141,250

Stock Option Awards

The Company believes that its CEO, Executive Officers, other senior members of the Company’s management and other key employees who make a substantial contribution to long-term performance should have an equity interest in the Company. The Company’s current Incentive Plan was approved by shareholders in 2006 and replaced a similar non-qualified stock option plan that had been in place for more than twenty-five years. Pursuant to the existing Plan, as amended, a set number of shares (originally 14,500,000) are available for award until the Incentive Plan terminates in 2016. At year end 2012, 11,769,498 shares were available for future awards pursuant to this Plan.

The objective of the Plan is to encourage:

•  An alignment of stockholder and employee interests;
•  Employee efforts to grow shareholder value; and
•  A long-term commitment to the Company by participating employees.

Accordingly, stock option grants have not been limited solely to the CEO and Executive Officers but have been available to a number of Company employees. The factors considered when making stock option awards include:

●      The achievements of the individual;
●      The overall performance of the Company or, in certain cases, segmented results; and
●      The anticipated contributions of the individual to the Company’s future success.

No formula, set benchmark or matrix is used in determining stock option awards. The relative significance of the above factors with respect to awards granted to the CEO, other Executive Officers and all other employees is determined subjectively by the Compensation Committee taking into consideration the segmented and consolidated results of the Company, with each member using their business judgment, and following consultation with the CEO for awards other than his own. The aggregate number of option shares granted over the past three years to all employees, including the CEO, the Executive Officers of the Company and all senior members of the Company has been less than 0.5% of the then outstanding Common Stock of the Company.

Option awards are made once a year, usually during the first quarter following receipt of the independent registered public accounting firm’s report on the financial statements for the preceding year. The Compensation Committee approves the total pool of option shares and the options granted to the CEO, the President, the other Executive Officers, and a number of the senior members of the Company’s management and its subsidiaries. The options’ exercise price is the fair market value of the Company’s Common Stock on the Grant Date. When making these awards, the other sources of compensation for the participant, such as base salary and any other incentive awards, are taken into account so as to achieve a reasonable balance of cash and future income or value. The grant of options and their strike price are not linked to any Company action such as the release of earnings and have typically occurred during March of each year.

STOCK OPTION GRANTS AND EXERCISES

The following table sets forth certain information regarding options to purchase shares of Common Stock granted in 2012 to the Executive Officers listed in the Summary Compensation Table:

Stock Option Grants
		All Other Option Awards:	Exercise or	Grant Date
	Grant	Number of Securities	Base Price	Fair Value of
Name	Date	Underlying Options	Of Option Awards	Option Award
Aldo C. Zucaro	3/21/12	70,000	$10.80	$89,654
Karl W. Mueller	3/21/12	32,500	10.80	41,625
James A. Kellogg	3/21/12	35,000	10.80	44,827
Christopher S. Nard	3/21/12	35,000	10.80	44,827
R. Scott Rager	3/21/12	32,500	10.80	41,625
Rande K. Yeager	3/21/12	21,500	10.80	27,537

The purchase price per share of Common Stock subject to an option was fixed by the Compensation Committee. Such purchase price was the fair market value of the Company’s Common Stock on the Grant Date.

The term of each option was 10 years from the Grant Date. Options are exercisable in accordance with the following vesting schedule: 10% at the end of the year of grant, and thereafter, annually at the rates of 15%, 20%, 25% and 30% so that at the end of the 5th fiscal year after the grant they are 100% vested. If the optionee dies, retires in good standing after age 57, or becomes disabled, vesting acceleration occurs. In such cases and if a change in control of the Company occurs, vesting accelerates to the extent of the higher of 10% of the shares covered for each year of service by the optionee or the actual vested percentage plus 50% of the unvested remaining shares. All option shares granted prior to 2009 are now fully vested; however, none of these options are currently “in the money”.

Exercises of Stock Options

None of the Executive Officers named in the Summary Compensation Table exercised any stock options during 2012.

Equity Compensation Plan Information

The following table sets forth certain information regarding securities authorized for issuance under equity compensation plans as of year-end 2012. The Company only has equity compensation plans that have been approved by the Company's shareholders.

Equity Compensation Plan Status as of Year End 2012
	Number of		Number of securities
	securities to be		remaining available for
	issued upon exercise	Weighted-average	future issuance under
	of outstanding	exercise price of	equity compensation plans
	options, warrants	outstanding options,	(excluding securities
Plan Category	and rights	warrants and rights	reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved
by security holders	14,293,149	$ 16.75	11,769,498

Equity compensation plans not
approved by security holders	-	-	-
Total	14,293,149	$ 16.75	11,769,498

The following table sets forth information regarding the unexercised options held by the persons listed in the Summary Compensation Table. This table shows the option exercise price for each exercisable and unexercisable option held by each individual and the date upon which each option expires.

Outstanding Equity Awards at Year End 2012
	Number of Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options	Options	Exercise	Expiration
Name	Exercisable	Unexercisable	Price	Date
Aldo C. Zucaro	346,875	-	$ 14.37	03/19/13(*)
	346,875	-	19.32	03/09/14
	112,500	-	18.41	04/11/15
	280,000	-	21.48	05/26/16
	200,000	-	21.77	03/13/17
	25,000	75,000	12.33	03/23/21
	7,000	63,000	10.80	03/21/22
Karl W. Mueller	37,500	-	20.02	03/09/14
	12,500	-	18.41	04/11/15
	35,000	-	21.48	05/26/16
	38,000	-	21.77	03/13/17
	25,000	-	12.95	03/18/18
	10,500	4,500	10.48	03/25/19
	7,875	9,625	12.08	03/25/20
	7,500	22,500	12.33	03/23/21
	3,250	29,250	10.80	03/21/22
James A. Kellogg	9,375	-	14.37	03/19/13(*)
	25,000	-	19.32	03/09/14
	37,500	-	18.41	04/11/15
	60,000	-	21.48	05/26/16
	85,000	-	21.77	03/13/17
	12,500	37,500	12.23	03/23/21
	3,500	31,500	10.80	03/21/22
Christopher S. Nard	75,000	-	14.37	03/19/13(*)
	75,000	-	19.32	03/09/14
	53,125	-	18.41	04/11/15
	75,000	-	21.48	05/26/16
	60,000	-	21.77	03/13/17
	100,000	-	12.95	03/18/18
	42,000	18,000	10.48	03/25/19
	19,350	23,650	12.08	03/25/20
	12,500	37,500	12.33	03/23/21
	3,500	31,500	10.80	03/21/22
R. Scott Rager	27,500	-	19.32	03/09/14
	28,750	-	18.41	04/11/15
	47,000	-	21.48	05/26/16
	55,000	-	21.77	03/13/17
	37,500	-	12.95	03/18/18
	7,000	3,000	10.48	03/25/19
	5,850	7,150	12.08	03/25/20
	7,500	22,500	12.33	03/23/21
	3,250	29,250	10.80	03/21/22
Rande K. Yeager	18,750	-	19.32	03/09/14
	13,750	-	18.41	04/11/15
	15,000	-	21.48	05/26/16
	5,000	-	21.77	03/13/17
	30,000	-	12.95	03/18/18
	14,000	6,000	10.48	03/25/19
	9,000	11,000	12.08	03/25/20
	5,250	19,500	12.33	03/23/21
	2,150	19,350	10.80	03/21/22

(*)      These options expired on March 19, 2013 without being exercised.

The following table sets forth a summary of all stock options that have been granted to Company employees, including those persons listed in the Summary Compensation Table, as of December 31, 2012.  This table is intended to highlight that the compensation of employees, in the form of stock options, has suffered due to the decline in price of the Company’s Common Stock since 2007.  Note that the options granted prior to 2008 are currently “out of the money”, and that the options granted in 2003 expired without value to the employees holding them on March 19, 2013.

				Options Outstanding			Options Exercisable
					Weighted - Average			Weighted
			Year(s)	Number	Remaining			Average
			Of	Out-	Contractual	Exercise	Number	Exercise
Ranges of Exercise Prices			Grant	Standing	Life	Price	Exercisable	Price
$14.37			2003 (a)	1,198,402	0.25	$14.37	1,198,402	$14.37
$19.32	to	$20.02	2004	1,887,198	1.25	19.33	1,887,198	19.33
$18.41	to	$20.87	2005	1,609,747	2.25	18.45	1,609,747	18.45
$21.36	to	$22.35	2006	2,139,275	3.25	22.01	2,139,275	22.01
$21.78	to	$23.16	2007	2,022,275	4.25	21.78	2,022,275	21.78
$7.73	to	$12.95	2008	1,380,420	5.25	12.94	1,380,420	12.94
$10.48			2009	910,043	6.25	10.48	646,856	10.48
$12.08			2010	751,415	7.25	12.08	357,996	12.08
$10.51	to	$36.36	2010 (b)	416,874	1.25	13.12	416,874	13.12
$12.33			2011	1,003,000	8.25	12.33	277,731	12.33
$10.80			2012	974,500	9.25	10.80	95,850	10.80
Total				14,293,149		$16.75	12,032,624	$17.74

(a)      These options expired on March 19, 2013 without being exercised.
(b)      Represents the replacement options issued pursuant to the PMA merger in October, 2010.

Pension Plans

The Company maintains the Old Republic International Corporation Salaried Employees Restated Retirement Plan (“ORI Employees Retirement Plan” or "Company Plan") for eligible employees and those of participating subsidiaries who had been employed through year end 2004. Persons whose employment commenced on or after January 1, 2005 are not eligible to participate in the Company Plan but may participate in the Company’s 401(k) ESSOP. The Company Plan, which is noncontributory, provides for benefits based upon 1.5% of the participant's "Final Average Monthly Earnings" (1/60th of the aggregate earnings of the employee during the period of the five consecutive years of service out of the last ten consecutive years of service which results in the highest “Final Average Monthly Earnings”) multiplied by the participant's years of service. Earnings include base salary and commissions, but exclude bonuses and cash and deferred incentive compensation awards granted under the Company's current Incentive Award Plan or KEPRP. Early retirement benefits are available under the Company Plan for persons who are eligible and elect to retire after attaining age 55 provided they have at least five years of vested service with the Company. In this case, early retirement benefits are adjusted based upon the participant’s age at retirement. The adjustment begins at 50% of normal benefits at age 55. For participants age 55 to 60 the early retirement benefits increase by 3.33% per year. Between ages 60 and 65, they increase by 6.66% per year until they reach 100%. None of the Executive Officers listed in the Summary Compensation Table are currently eligible for early retirement benefits under the Company Plan.

The Company also maintains the Old Republic International Corporation Executives Excess Benefit Plan (“ORI Excess Benefit Plan”) to provide certain key executives with pension benefits in excess of those provided by the Company Plan because of legal limitations that cap benefit payments. The ORI Excess Benefit Plan is administered by the Compensation Committee of the Board of Directors, which selected the employees to participate in this plan from those who are participants in the Company Plan. Mr. Zucaro is the only listed Executive Officer who qualified for participation under the ORI Excess Benefit Plan, as this plan was closed to any additional participants as of December 31, 2004.

Employees of the Old Republic National Title Group (“ORNTG”) who had been employed through year end 2003 participate in the Old Republic National Title Group Pension Plan (“ORNTG Plan”) instead of the Company Plan. The ORNTG Plan operates in the same basic fashion as the Company’s Plan except that benefits are calculated differently. The monthly benefit is 1.20% of the participants Final Average Monthly Earnings up to the Social Security Integration Level, and 1.75% of the amount in excess of that level, times the participant’s years of credited service limited to a maximum of 30 years. Early retirement benefits are available under the ORNTG Plan for persons who are eligible and elect to retire after attaining age 55 and completing 10 years of vesting service, or after attaining age 60. In the case of early retirement, benefits are reduced by .458% for each month preceding the participant attaining age 65. Mr. Yeager is eligible for early retirement benefits under the ORNTG Plan. Employees who joined ORNTG on or after January 1, 2004 are ineligible to participate in the ORNTG’s Plan but may be eligible to participate in the Company’s 401(k) ESSOP.

Mr. Nard does not participate in the Company Plan, but participates in the Company’s ESSOP. Likewise, Mr. Rager does not participate in the Company Plan, but participates in the Company’s ESSOP.

The following table sets forth the present value of the estimated benefits payable to an employee:

Pension Benefits
Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Aldo C. Zucaro	ORI Employees Retirement Plan	35.4	$1,954,595	-
	ORI Excess Benefit Plan	35.4	4,285,628	-
Karl W. Mueller	ORI Employees Retirement Plan	7.3	217,831	-
James A. Kellogg	ORI Employees Retirement Plan	35.8	1,490,381	-
Christopher S. Nard	None	-	-	-
R. Scott Rager	None	-	-	-
Rande K. Yeager	ORNTG Pension Plan	25.6	1,263,768	-

(1)
The present value of accumulated benefits payable following assumed retirement is calculated using interest and mortality assumptions consistent with those used for financial reporting purposes with respect to the companies’ audited financial statements. No discount is assumed for separation prior to retirement due to death, disability or termination of employment. The amount shown is based upon accrued service through year end 2012.

Employees Savings and Stock Ownership Plan

Under the Company's 401(k) qualified ESSOP, employees' savings, up to a maximum of 6%, are matched by employer contributions ranging from 20% to 140% of such savings in accordance with a formula based upon the percentages saved and the increase in the Company's average net operating earnings per share for the five years ending with the calendar year immediately prior to the year for which the contribution is made. The Company’s matching contribution applies to annual compensation up to a maximum of $150,000. Employees’ contributions are invested, at the employees’ direction, in a number of publicly-traded mutual funds, and employees may elect to purchase the Company’s Common Stock as an investment option. Employer contributions are invested exclusively in the stock of the Company. Employees with three or more years of service as of the prior years’ end may diversify the annual contribution of Company stock into alternative investments. Further, such employees may also diversify all of the prior contributions of Company stock, at any time. The alternative investment choices include a number of publicly-traded stock and bond mutual funds. Employees may also change their investments from the alternate investments permitted into investments in the Company’s stock. However, the number of times an employee may change their investments into or out of the Company’s stock is annually limited. A participant becomes vested in the account balance allocated from employer contributions upon being totally and permanently disabled, dying, or upon the earlier of attaining age 65 or being employed for 6 years. Vesting also occurs in increments of 20% a year, beginning after one year of service. Benefits are payable upon termination of service, death or disability, or following retirement and are subject to minimum distribution requirements set forth in Treasury regulations under the Internal Revenue Code.  At the election of the participant, benefits derived from employer contributions are payable either in cash or the Company’s Common Stock.

Mr. Nard participates in the Company’s ESSOP as well as in the RMIC Profit Sharing Plan (“RMIC Plan”), a 401(k) qualified plan. However, he has not received nor made any contributions to the RMIC Plan since his position with the Company changed in 2010, but he does retain a balance in the RMIC Plan. The RMIC Plan covers substantially all employees of RMIC and its affiliates. Contributions to the plan are determined annually by RMIC's Board of Directors, and voluntary contributions of up to 10% of an individuals RMIC annual income are permitted. There were no contributions made by RMIC between 2008 and 2012 based upon RMIC’s performance for that period. Employees’ contributions are invested, at the employees’ direction, in a number of publicly-traded mutual funds and employees may elect to purchase the Company’s Common Stock as an investment option. RMIC Plan participants' interests, other than their voluntary contributions, vest in increments of 10% of contributed amounts beginning with 40% after one year and extending to 100% after seven years. Account balances are payable upon death or permanent disability. Normal retirement is at age 65 and the plan provides for early retirement at age 50 with ten years of service. Benefits upon retirement may be received as a monthly annuity, periodic cash payments, or in a lump-sum distribution, at the participant's election.

Mr. Rager participates in the Company’s ESSOP as well as in the GWC Profit Sharing Plan (“GWC Plan”).  However, he has not received nor made any contributions to the GWC Plan since joining the Company’s Senior Management in late 2007, but he does retain a balance in the GWC Plan. The GWC Plan is a 401(k) qualified plan that covers substantially all employees of GWC and its affiliates. Under the terms of the Plan, employees may contribute up to 15% of their GWC pay on a pretax basis. Contributions are subject to an annual maximum which increases annually to reflect changes in the cost of living. GWC matches 25% of the employees’ first 6% of contributions and, at the discretion of GWC’s Board of Directors, may make additional contributions as determined annually. Employees share in discretionary contributions on a proportional basis according to their earnings. Employees’ contributions are invested, at the employees’ direction, in a number of publicly-traded mutual funds and employees may elect to purchase the Company’s Common Stock as an investment option. GWC Plan participants’ interest vests in increments of 20% of the Company’s contributions after two years of service and are 100% vested after six years of service. Benefits are payable upon normal retirement at age 65 and earlier upon death or permanent disability. Upon retirement, a participant may elect a lump sum distribution or a direct rollover into an Individual Retirement Account.

Other Benefits

The Company’s philosophy on compensation does not encompass the disbursement of significant values by way of perquisites or personal benefits to its Executive Officers and other employees. Such benefits, as are in fact provided, include the personal value attributed to the use of Company-supplied automobiles, the personal value of club memberships, and the value of personal meals. The value of these benefits to the CEO, CFO and other listed Executive Officers are shown in the “All Other Compensation” column of the Summary Compensation Table shown elsewhere in this proxy statement. The Company and most of its subsidiaries provide other employment benefits that are generally available to most other employees and include: 401(k) and profit sharing plans based on each subsidiary’s or operating unit’s profitability; group life insurance plans; group health insurance plans; paid holidays and vacations.

ITEM 3 VOTE ON EXECUTIVE COMPENSATION

Background

The Company is committed to full disclosure concerning compensation, transparent corporate governance and the interest that shareholders have in knowing the compensation philosophy of the Company. At the Company’s 2012 Shareholder Meeting, more than 98.5% of the shares voted to approve the Company’s executive compensation. However, in accordance with the Company’s desire to fully inform shareholders about the methods and amounts of executive compensation, and as prescribed by law and regulation, shareholders are again asked to endorse the Company’s handling of these matters by adopting the following resolution that is commonly called a “Say-on-Pay” proposal.

The Board of Directors and the Compensation Committee, in particular, review the elements of Company compensation each year. Special attention is devoted to the compensation of the Executive Officers and other senior members of the Company’s management. In general, the Company seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives. The Company believes that its history of long-term growth over the last several decades is, in part, a result of its compensation programs that encourage a longer-term pursuit of growth goals, rather than short-term results. A more detailed review of those programs and the awards made during 2012 to the Executive Officers of the Company are reported elsewhere in this proxy statement. The Board of Directors and Compensation Committee believe the Company’s performance and executive compensation have been aligned and balanced with shareholder returns in recent years. Annual incentive or bonus compensation and stock option awards made to several Executive Officers and other senior members of management have been eliminated or reduced during several of those years in conformity with the Company’s financial results. This vote is not intended to address any one specific element of compensation or the compensation paid to any one individual. Rather, the resolution concerns the overall philosophy, makeup and amounts of compensation paid to Executive Officers as a group.

2012 Executive Compensation Vote

At the Company’s 2012 Annual Shareholder Meeting more than 98.5% of shares present voted to approve the Company’s executive compensation for 2011. The Compensation Committee and Board of Directors considered this vote when it reviewed executive compensation for 2012.

Proposed Resolution

Resolved, that the shareholders of the Company approve the compensation policies, practices and procedures as set forth in the Compensation Discussion and Analysis section of this proxy statement for its Executive Officers for the year 2012.

Vote Required

This vote is advisory and is not binding upon the Board of Directors. The vote is intended to be a measure of the shareholders’ overall approval of the handling of the Company’s Executive Compensation matters. Therefore, the vote will not result in a change or clawback of any existing or future compensation of any individual. Nor will this vote necessarily result in a change in the elements or compensation programs of the Company, as those decisions remain vested in the Board of Directors. However, if the shareholders fail to give this proposal a favorable vote, the Board of Directors and Compensation Committee shall investigate the reasons the resolution did not receive a majority vote. Further, this vote will be taken into consideration when future changes are considered in the elements of compensation, when compensation programs are adopted or changed, and when compensation amounts or incentive awards are approved for Executive Officers and the other senior members of the Company’s management. The results of this vote shall be disclosed in a filing made with the SEC shortly after the Annual Shareholders’ Meeting and will be available for review on the Company’s website, www.oldrepublic.com.

BOARD OF DIRECTORS’ RECOMMENDATION

The Board of Directors recommends a vote FOR this proposal. Proxies solicited by the Board of Directors shall be voted in favor of this proposal unless shareholders specify to the contrary in their proxies.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Executive Officers and directors, and persons who own more than ten percent of the Company’s Common Stock, to file reports of ownership and changes in ownership with the SEC. Based solely on reports and other information submitted by Executive Officers, directors and such other persons required to file, the Company believes that during the year ended December 31, 2012 all reports required by Section 16(a) have been properly filed.

Change of Control, Severance or Retirement

None of the Executive Officers have employment contracts, and all are considered “at-will” employees of the Company. Further, the Company has no change of control or severance agreements such as “golden parachutes” in place for any of its Executive Officers. However, the benefit plans referred to above would be affected, in limited ways, by a change of control of the Company. Such an event would not result in additional compensation or benefits being paid to any Executive Officer or employee for the Company. Rather, the effect would be to accelerate the vesting of benefits under these plans and require the immediate payment of all deferred balances under the Company’s Performance Recognition Plans.

The above notwithstanding, the Company and its Board of Directors retain the right to enter into employment contracts or institute “golden parachutes” and similar benefits for its Executive Officers and other key employees immediately, and at any time as circumstances may warrant, to protect the Company’s business interests. There is no assurance, however, that any of the selected executives would agree to such contracts.

Financial Restatement

The Company has adopted a policy that if it is ever required to prepare an accounting restatement due to a material noncompliance with any financial reporting requirement under the securities laws, it will attempt, to the extent permitted by law, to recover or clawback the excess incentive-based compensation received by each current or former Executive Officer during the three years preceding the required restatement, over what, if any, incentive compensation such officers would have received based on the accounting restatement.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to each of its five most highly paid Executive Officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Annual cash incentive compensation and stock option awards generally are performance-based compensation meeting those requirements and, as such, are fully deductible. In light of the above rule, the Company has not adopted any policy with respect to compensation in excess of $1,000,000 being paid to Executive Officers.

Stock Ownership Guidelines

The Company encourages all of its employees to own Company stock directly or through employee benefit plans such as its 401(k) ESSOP. All of its Executive Officers and directors own shares of the Company’s stock. The Table on page 3 shows the nature and amount of such holdings.

The Company has an equity ownership policy for its directors and senior officers. Pursuant to this policy, directors are required to acquire holdings in the Company’s Common Stock with a value of at least $250,000. This policy allows new directors three years during which to acquire such ownership, with the valuation of such stock based upon the greater of current market value attained at any point in time, or the original acquisition cost. All of the Company’s directors currently hold in excess of this requirement. For the most senior officers of the Company, the recommended value of Common Stock ownership is based upon the following multiples of the officer’s base salary:

CEO of the Company	6 times
President of the Company	4 times
Certain other senior officers of the Company and its subsidiaries	1.5 times

The value of all shares of Company Common Stock owned directly or held in employee benefit accounts by such officers, together with the value of deferred compensation accounts, are considered in meeting these objectives. Newly elected senior officers have five years to meet the pertinent requirement. Senior officers who are promoted to a position that suggests additional ownership of the Company’s Common Stock have three years from such promotion to meet the applicable requirement.

This proxy statement is filed by order of the Board of Directors.

Spencer LeRoy III
Senior Vice President,
General Counsel, and
Secretary
Chicago, Illinois
April 15, 2013